Exhibit 10.1

ASSET PURCHASE AGREEMENT
BY AND AMONG
7-ELEVEN, INC.,
VCOM FINANCIAL SERVICES, INC.
AND
CARDTRONICS, LP
DATED AS OF JUNE 1, 2007

i

		Page

10.7	Entire Agreement	44
10.8	Counterparts	45
10.9	Governing Law	45
10.10	Parties in Interest	45
10.11	Director and Officer Liability	45
10.12	Disclosure Generally	45

INDEX OF SCHEDULES AND EXHIBITS
Schedules to Asset Purchase Agreement
Permitted Encumbrance Schedule
Acquired Assets Schedule
Acquired Contracts Schedule
Assumed Liabilities Schedule
Required Consent Schedule
Necessary Employees Schedule
Sellers Disclosure Schedules
Sellers Conflicts Schedule
Financial Statements Schedule
Excluded Contracts Schedule
Liabilities Schedule
Proprietary Rights Schedule
Developments Schedule
Assets Schedule
Leases Schedule
Taxes Schedule
Litigation Schedule
Brokerage Schedule
Permits Schedule
Business Employees Schedule
Employee Benefits Schedule
Loss Schedule
Purchaser Disclosure Schedules
Purchaser Conflicts Schedule
Purchaser Financing Schedule
Exhibits

Exhibit A	Bill of Sale and Assignment and Assumption
Exhibit B	Network Services Agreement
Exhibit C	Placement Agreement
Exhibit D	Indemnity Letter Assignment

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT is made as of June 1, 2007, by and among 7-Eleven, Inc., a Texas corporation (“7-Eleven”), Vcom Financial Services, Inc., a Texas corporation (“VFS” and collectively with 7-Eleven, the “Sellers”) and Cardtronics, LP, a Delaware limited partnership (the “Purchaser”). The Sellers and the Purchaser are referred to herein collectively as the “Parties” and individually as a “Party.”
     WHEREAS, the Purchaser and the Sellers have determined that it is advisable to consummate the sale and transfer of certain assets and liabilities of the Sellers constituting the Business (as defined herein) to the Purchaser, all on the terms and subject to the conditions set forth in this Agreement;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:
     “Acquired Parts and Equipment” means the spare parts and other personal property, including signage and promotional materials, relating to the ATM Kiosks and the Vcom Kiosks that are described on the Acquired Assets Schedule.
     “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. The term “Affiliate” shall not include franchisees or area licensees of the Sellers.
     “Agreement” means this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.
     “Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, or any other federal, state or foreign law or regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.
     “ATM Kiosks” means automated devices that provide traditional automated teller machine functions including cash withdrawals, balance inquiries and account transfers or that additionally provide certain advanced automated teller machine functions and, in either case, that are set forth under the heading “ATM Kiosks” on the Acquired Assets Schedule; provided, however, that ATM Kiosks shall not include any Vcom Kiosks.
     “Business” means the business, as conducted by the Sellers through the Closing Date, of owning, leasing and operating Vcom Kiosks and ATM Kiosks, contracting with third parties to offer their products or services on Vcom Kiosks and ATM Kiosks, and developing, installing, testing, operating and maintaining Vcom Kiosks and ATM Kiosks.

     “Business Data” means data in the possession of 7-Eleven related to and necessary for the ongoing operation or the Business. In no event will Business Data be deemed to include (i) any information protected by a legal privilege, (ii) any Customer Data, (iii) any information owned or provided by a third party and subject to confidentiality restrictions, (iv) any e-mail sent or received more than thirty (30) days prior to Closing, or (v) any data, documents or information created prior to August 2004.
     “Business Day” means a day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.
     “Cash Purchase Agreement” means that certain Contract Cash Solutions Agreement, dated as of March 8, 2004, by and between 7-Eleven and Wells Fargo Bank.
     “Claims” means any and all demands, claims, suits, causes of action, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses), settlements and judgments (including, without limitation, all claim losses), whether arising in equity, at common law or by statute, or under the law of contracts, torts (including, without limitation, negligence and strict liability without regard to fault) or property, of every kind or character, subject in all respects to Section 8.2(f), Section 8.2(h) and Section 8.2(l).
     “Closing Indebtedness Amount” means the Indebtedness of the Business as of the Calculation Time.
     “Code” means the United States Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.
     “Contact Executive” means that certain individual employed by either the Sellers or the Purchaser, as applicable, who is designated as the contact person responsible for the performance by the Sellers or the Purchaser, as applicable, of this Agreement. The initial Contact Executive for the Sellers is Rick Updyke. The initial Contact Executive for the Purchaser is Thomas E. Upton.
     “Current Assets” means the sum of all aggregate outstanding accounts receivable of the Business as conducted by the Sellers (excluding any accounts receivable related to Vault Cash and net of any reserve for bad debts, which bad debts shall be reflected on the Working Capital Statement (as defined below)), cash (including (a) cash that has been deposited into a Vcom Kiosk via the bunch note acceptor, and (b) cash in transit with a courier that has been removed from an ATM Kiosk or Vcom Kiosk, but excluding (y) cash in any bank account set forth on the Excluded Bank Account Schedule and (z) checks in transit for deposit) and any prepaid items or deposits.
     “Current Liabilities” means the sum of all aggregate outstanding accounts payable and accrued liabilities of the Business as conducted by the Sellers (excluding Vault Cash and any deferred federal income tax liabilities).
     “Customer Data” shall mean data in the possession of 7-Eleven, which is related to an individual, and which was collected, created, or received by 7-Eleven or others as a result of or relating to the individual’s use of an ATM Kiosk or a VCOM Kiosk.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “GAAP” means, at a given time, generally accepted accounting principles in the United States, consistently applied.
     “Governmental Entity” means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or any state, county, parish, municipality, jurisdiction, or other political subdivision thereof.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.
     “Indebtedness” of any Person means, without duplication: (a) indebtedness for borrowed money or for the deferred or installment purchase price of property or services in respect of which such Person is liable (other than trade payables and other current liabilities incurred in the ordinary course of business); (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse; (d) obligations under capital leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss; and (e) any accrued interest, prepayment premiums or penalties related to any of the foregoing.
     “Knowledge” means, (a) with respect to the Purchaser, the actual knowledge of Thomas E. Upton, Michael E. Keller, John McHenry, Michael Clinard and Jerry Garcia and (b) with respect to the Sellers, the actual knowledge of Rick Updyke, David Clark, David Seltzer, Bill Sass, John Dyer, Mike Pearson and Bennett Robinson, each in their capacities as employees of the Sellers, after due inquiry, which inquiry includes consultation with the officers, employees, consultants and agents who have primary responsibility over the matter with respect to which the term “Knowledge” is used in this Agreement.
     “Licenses” means all permits, licenses, franchises, certificates, approvals, consents, filings and other authorizations of Governmental Entities or other similar rights.
     “Liens” means any liens, pledges, claims, security interests, restrictions, mortgages, tenancies, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions on transfer, rights of first refusal, defects in title, encroachments, and other burdens, options or encumbrances of any kind.
     “Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due and payable, or being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’, and other similar statutory liens arising or incurred in the ordinary course of business for obligations which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, (c) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, and (e) Liens outstanding on the date hereof which secure Indebtedness and which are described in the Permitted Encumbrance Schedule.
     “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and any other entity.
     “Proprietary Rights” means intellectual property rights in all of the following in any jurisdiction in the world: (a) patents, patent applications, patent disclosures and inventions, all improvements thereto (whether patentable or unpatentable and whether or not reduced to practice), together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, trade names, slogans, logos, internet domain names and corporate names and registrations and applications for registration thereof, together with all of the translations, adaptations, derivations and combinations thereof including goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) trade secrets and other confidential information; and (f) computer software (which may include source code, executable code and data).
     “Purchaser Disclosure Schedule” means, together, the Purchaser Conflicts Schedule and the Purchaser Financing Schedule.
     “Purchaser Material Adverse Effect” means any result, occurrence, condition, fact, violation, event or effect of any of the foregoing that prevents or materially impairs the ability of the Purchaser to consummate the purchase and sale of the Acquired Assets, the assumption of the Assumed Liabilities and each of the other transactions contemplated by this Agreement or any other Transaction Document.
     “Seller Material Adverse Effect” means any result, occurrence, condition, fact, violation, event or effect of any of the foregoing that results in a material adverse effect on the business, financial condition, operations, results of operations or assets of the Business, taken as a whole; provided, however, that no result, occurrence, condition, fact, violation, event or effect shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been or may be, a Seller Material Adverse Effect to the extent that such result, occurrence, condition, fact, violation, event or effect results from, arises out of, or relates to (a) a general deterioration in the economy; (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (c) the disclosure of the fact that the Purchaser is the prospective acquirer of the Acquired Assets, the Assumed Liabilities or the Business; (d) the announcement or pendency of the transactions contemplated by this Agreement or any other Transaction Document; (e) any change in accounting requirements or principles imposed upon the Business, or the interpretation thereof; (f) the failure of the Sellers to obtain any consent, approval, action, authorization, permit or other License of any Governmental Entity or third party with respect to the transactions contemplated by this Agreement or any other Transaction Document; (g) any actions taken by the Purchaser or any of its Affiliates; or (h) any compliance with the terms of, or the taking of any action required by, this Agreement or any other Transaction Document or the failure to take any action prohibited by this Agreement or any other Transaction Document.
     “Sellers Disclosure Schedule” means, collectively, the Developments Schedule, the Assets Schedule, the Taxes Schedule, the Litigation Schedule, the Liabilities Schedule, the Brokerage Schedule, the Permits Schedule, the Excluded Contracts Schedule, the Proprietary Rights Schedule, the Business Employees Schedule, the Financial Statements Schedule, the Sellers Conflicts Schedule, and the Employee Benefits Schedule.
     “Subsidiary” means, with respect to any Person, of which (a) in the case of a corporation, a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) in the case of a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.
     “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.
     “Taxes” shall mean all taxes, levies, charges or fees of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including all income, corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, pay-as-you-earn, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government, and such term shall include any interest, penalties or additions to tax attributable to the foregoing.
     “Transaction Documents” means this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to this Agreement.
     “Treasury Regulations” means the United States Treasury Regulations promulgated pursuant to the Code.
     “Vcom Kiosks” means automated devices that provide the following advanced automated teller machine functions: check cashing; money orders; money transfer; bill payment; and

telecommunications products and that are set forth under the heading “Vcom Kiosks” on the Acquired Assets Schedule; provided, that Vcom Kiosks shall not include any ATM Kiosks.
     “Warehoused ATM Kiosks and Vcom Kiosks” means those ATM Kiosks and Vcom Kiosks indicated as “Warehoused” on the Acquired Assets Schedule.
     “Wells Fargo Bank” means Wells Fargo Bank, National Association.
     “Working Capital” means Current Assets minus Current Liabilities.
     1.2 Other Definitional Provisions.
               (a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term that is defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
               (b) “Hereof,” etc. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Schedule and Exhibit references contained in this Agreement are references to Sections, clauses, Schedules and Exhibits in or to this Agreement, unless otherwise specified.
               (c) Successor Laws. Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.
     1.3 Cross Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section

1060 Forms	9.9
7-Eleven	Preface
7-Eleven Acquired Assets	2.1(a)(i)
7-Eleven Assumed Contracts	2.1(c)(i)(A)
7-Eleven Assumed Liabilities	2.1(c)(i)
Acquired Assets	2.1(a)(ii)
Acquisition Transaction	4.2(f)
Allocation	9.9
Applicable Limitation Date	8.1
Assumed Contracts	2.1(c)(ii)(A)
Assumed Liabilities	2.1(c)(ii)
ATM’s	9.7
Audited Financial Statements	4.2(g)
Balance Sheet Date	5.4(a)
Bill of Sale and Assignment	2.4(a)(i)
Business Employees	5.14

Term	Section

Business Intellectual Property	5.10(b)
Cap	8.2(b)(iv)
Cash Portion	2.1(e)(ii)
Closing	2.3(a)
Closing Date	2.3(a)
Closing Transactions	2.4
Confidentiality Agreement	4.2(c)
Cure Period	7.1(b)(i)
Determination	2.2(b)
Disputed Matter	2.2(b)
Economic Effect Time	2.3(b)
Employee	9.6(b)
Excluded Liabilities	2.1(d)
Final Working Capital Statement	2.2(b)
Financial Statements	5.4(a)
Gap Cash	9.7
Indemnified Person	8.2(e)
Indemnifying Party	8.2(e)
Indemnity Letter Assignment	2.4(a)(v)
Known Breaches	3.2(a)
Latest Balance Sheet	5.4(a)
Laws	5.16
Loss Threshold	8.2(b)(ii)
Necessary Employees	3.2(d)
Network Services Agreement	2.4(a)(iii)
Non-Competition Group	9.6(a)
Party	Preface
Placement Agreement	2.4(a)(iv)
Property Taxes	9.2(a)(i)
Purchase Price	2.1(e)
Purchase Price Allocation Schedule	9.9
Purchaser	Preface
Purchaser Parties	8.2(a)
Purchaser’s Dispute Report	2.2(b)
Replacement Vault Cash Facility	9.7
Scheduled Proprietary Rights	5.10(a)
Seller Group	4.2(f)
Sellers	Preface
Sellers Employee Benefit Plan	5.15(a)
Seller Parties	4.2(c)
Supplemental Disclosure Item	4.2(e)(ii)
Supplemental Disclosure Letter	4.2(e)(ii)
Supplemental Working Capital Report	2.2(a)
Termination Date	7.1(b)(iii)

Term	Section

third-party action	8.2(e)
Transferred Employees	9.8
Transition Services Agreement	4.1(d)
Vault Cash	9.7
VFS	Preface
VFS Acquired Assets	2.1(a)(ii)
VFS Assumed Contracts	2.1(c)(ii)(A)
VFS Assumed Liabilities	2.1(c)(ii)
Working Capital Statement	2.2(a)
ARTICLE II
PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES; CLOSING
     2.1 Purchase and Sale.
               (a) Acquired Assets.
               (i) 7-Eleven Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, 7-Eleven shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire, free and clear of any Liens, other than Permitted Encumbrances, all right, title and interest of 7-Eleven in the assets, rights and interests exclusively or primarily utilized in the operation of the Business that are owned by 7-Eleven or its Affiliates, and that are set forth on the Acquired Assets Schedule, (collectively, the “7-Eleven Acquired Assets”).
               (ii) VFS Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, VFS shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire, free and clear of any Liens, other than Permitted Encumbrances, all right, title and interest of VFS in the assets, rights and interests exclusively or primarily utilized in the operation of the Business that are owned by VFS or its Affiliates, and that are set forth on the Acquired Assets Schedule (collectively, the “VFS Acquired Assets” and, together with the 7-Eleven Acquired Assets, the “Acquired Assets”).
               (b) Excluded Assets. Any assets, rights and interests not expressly set forth on the Acquired Assets Schedule are expressly excluded from the purchase and sale contemplated hereby and, as such, shall not be Acquired Assets.

               (c) Assumed Liabilities.
               (i) 7-Eleven Assumed Liabilities. Subject to Section 2.1(d) below, as additional consideration for the 7-Eleven Acquired Assets, at the Closing, the Purchaser will assume and agrees to pay, honor, satisfy, perform and discharge when due the following liabilities and obligations of 7-Eleven (the “7-Eleven Assumed Liabilities”):
                    (A) all liabilities and obligations under the agreements, contracts, orders and commitments included within the 7-Eleven Acquired Assets (collectively, the “7-Eleven Assumed Contracts”) and which agreements, contracts, orders and commitments are described on the Acquired Contracts Schedule, but only to the extent arising from the conduct of the Business after the Closing Date;
                    (B) all liabilities and obligations arising from the conduct of the Business after the Closing Date;
                    (C) all liabilities and obligations for Taxes with respect to the 7-Eleven Assets that are the responsibility of the Purchaser under Section 9.2; and
                    (D) all liabilities and obligations specifically identified and described on the Assumed Liabilities Schedule.
               (ii) VFS Assumed Liabilities. Subject to Section 2.1(d) below, as additional consideration for the VFS Acquired Assets, at the Closing, the Purchaser will assume and agrees to pay, honor, satisfy, perform and discharge when due the following liabilities and obligations of VFS (the “VFS Assumed Liabilities” and together with the 7-Eleven Assumed Liabilities, the “Assumed Liabilities”):
                    (A) all liabilities and obligations under the agreements, contracts, orders and commitments included within the VFS Acquired Assets (collectively, the “VFS Assumed Contracts” and, together with the 7-Eleven Assumed Contracts, the “Assumed Contracts”) and which agreements, contracts, orders and commitments are described on the Acquired Contracts Schedule, but only to the extent arising from the conduct of the Business after the Closing Date;
                    (B) all liabilities and obligations arising from the conduct of the Business after the Closing Date;
                    (C) all liabilities and obligations for Taxes with respect to the Vcom Assets that are the responsibility of the Purchaser under Section 9.2; and
                    (D) all liabilities and obligations specifically identified and described on the Assumed Liabilities Schedule.
               (d) Excluded Liabilities. Except as expressly set forth in Section 2.1(c) above, the Purchaser shall not assume or become liable for, and shall not be deemed to have assumed or have become liable for, any of the Sellers’ liabilities or obligations, whether accrued, absolute or contingent, whether known or unknown, whether disclosed or undisclosed, whether due or to become due, and regardless of when asserted (collectively, the “Excluded Liabilities”). The Sellers hereby acknowledge that they are retaining the Excluded Liabilities and, as between the Sellers, on the one hand, and the Purchaser and its Affiliates, on the other hand, the Sellers shall have the responsibility to pay, discharge and perform all such liabilities and obligations promptly when due.
               (e) Purchase Price for Acquired Assets. The aggregate purchase price (the “Purchase Price”) for the Acquired Assets shall consist of the following:
               (i) The assumption by the Purchaser of the Assumed Liabilities; and
               (ii) The payment of an amount (the “Cash Portion”) to the Seller equal to One Hundred Thirty-Five Million Dollars ($135,000,000), as such amount may be adjusted pursuant to the terms hereof.
     2.2 Net Working Capital. The Parties have agreed that the Purchaser shall acquire the Business on a neutral working capital basis. The foregoing provisions are intended to accomplish the foregoing.
               (a) On the third Business Day prior to the Closing Date, the Sellers shall deliver to the Purchaser a statement setting forth the Sellers’ good faith estimate of the Working Capital as of the Closing Date (the “Working Capital Statement”). The Working Capital Statement shall be prepared by the Sellers in accordance with GAAP, consistently applied, using the historical accounting policies, principles and procedures that have been applied by the Sellers in preparation of their year-end audited financial statements for the fiscal year ended December 31, 2006. At Closing, (i) the Purchase Price shall be reduced by an amount equal to the excess, if any, of (x) the aggregate amount of Current Liabilities reflected on the Working Capital Statement over (y) the aggregate amount of Current Assets reflected on the Working Capital Statement, or (ii) the Purchase Price shall be increased by an amount equal to the excess, if any, of (x) the aggregate amount of Current Assets reflected on the Working Capital Statement, over (y) the aggregate amount of Current Liabilities reflected on the Working Capital Statement, as applicable. Within thirty (30) Business Days after the Closing Date, the Sellers shall prepare and deliver to the Purchaser a written report (the “Supplemental Working Capital Report”) setting forth the Sellers’ good faith estimate of the amount of Working Capital of the Business as of the Closing Date. The Working Capital Statement and the Supplemental Working Capital Report shall (i) not include any changes in accounting practices or accounting principles from those applied in preparing the Sellers’ year-end audited financial statements for the fiscal year ended December 31, 2006, and (ii) not include any purchase accounting adjustments or other adjustments outside the ordinary course of business of the Sellers. For purposes of the preceding sentence, “changes in accounting practices” shall include all changes in accounting practices, policies, principles, procedures or methodologies with respect to financial statements, their classification or presentation, as well as all changes in practices, methods, conventions or assumptions utilized in making accounting estimates.
               (b) The Sellers shall allow the Purchaser and its representatives access at reasonable times after the Closing Date to the books and records of the Sellers related to the Business and to the Sellers’ financial employees and accountants involved in the preparation of the Working Capital Statement and the Supplemental Working Capital Report in order to allow the Purchaser to examine and determine the accuracy of the Supplemental Working Capital Report. Within forty-five (45) Business Days of the Closing Date, the Purchaser shall complete its examination thereof and may deliver to the Sellers a written report setting forth any proposed adjustments to the Supplemental Working Capital Report (“Purchaser’s Dispute Report”). If the Purchaser notifies the Sellers of its acceptance of the Supplemental Working Capital Report, or if the Purchaser fails to deliver a report of proposed adjustments to the Supplemental Working Capital Report within the forty-five (45) Business Day period specified in the preceding sentence, the Supplemental Working Capital Report shall be conclusive and binding on the Parties as of the last day of such forty-five (45) Business Day period. The Purchaser and the Sellers shall use good faith efforts to resolve any dispute as to the Supplemental Working Capital Report (each a “Disputed Matter”), and any resolution between them as to a Disputed Matter shall be final, binding and conclusive on the parties hereto. If, after thirty (30) days following the receipt by the Sellers of the Purchaser’s Dispute Report, the Purchaser and the Sellers are unable to resolve any Disputed Matter, the Disputed Matter shall be submitted to 7-Eleven’s Chief Financial Officer or his/her designee and the Purchaser’s Chief Financial Officer or equivalent for resolution, who shall then use reasonable good faith efforts to resolve the Disputed Matter within thirty (30) days. If such individuals cannot resolve the Disputed Matter within thirty (30) days, such Disputed Matter shall promptly be referred to Ernst & Young LLP or another mutually agreeable independent accounting firm for resolution. The Sellers and the Purchaser shall promptly execute and deliver any engagement letter reasonably requested in connection with the engagement of the independent accounting firm. The independent accounting firm shall be instructed to conduct a review of the Supplemental Working Capital Report and to use every reasonable effort to make its determination with respect to such Disputed Matter (the “Determination”) within sixty (60) days of the submission to the independent accounting firm of such Disputed Matter. Each of the Sellers and the Purchaser shall give the independent accounting firm access at all reasonable times to the books, records, accounts and work papers used to prepare the Supplemental Working Capital Report and to the Sellers’ and the Purchaser’s respective financial employees and accountants involved in the preparation and verification of the Supplemental Working Capital Report. After completing the Determination, the independent accounting firm shall deliver notice of the Determination to the Purchaser and the Sellers and upon receipt thereof, the Determination shall be final, binding and conclusive on the parties hereto with respect to such Disputed Matter. The final determination of the Working Capital of the Business as of the Closing Date shall be as set forth in the Supplemental Working Capital Report as adjusted by any disputes resolved by the Parties and by the independent accounting firm’s Determination, if any, and such final adjusted amounts will be set forth in a final working capital statement (the “Final Working Capital Statement”). The “Final Working Capital” shall be the difference between the aggregate amount of Current Assets reflected on the Final Working Capital Statement, and the aggregate amount of Current Liabilities reflected on the Working Capital Statement. The costs of hiring such independent accounting firm will be borne equally by the Sellers and the Purchaser.
(c) Within ten (10) days after the determination of the Final Working Capital in accordance with Section 2.2(c), the Sellers or the Purchaser, as applicable, shall make a cash true-up payment to the other so that, after giving effect to such payment, the Sellers and the Purchaser are in the same position they would have been had such final amounts been known at the Closing and had the payment made under Section 2.2(b) been made based on the Final

Working Capital amounts rather than an estimated amount. Any payment due to a party pursuant to this Section 2.2(d) shall be made by wire transfer of immediately available funds to an account designated by the party entitled to such payment, and the party entitled to such payment shall provide written wire instructions to the paying party for such account at least three (3) Business Days prior to the date of payment. Payments made hereunder shall also bear interest from the date of initial calculation through the date of final determination, calculated at the federal funds rate in effect at the time of payment.
     2.3 Closing.
               (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Dallas, Texas 75201. The parties shall establish a target Closing Date of June 30, 2007. In any event, Closing shall occur commencing at 10:00 a.m. on the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or at such other place or on such other date as may be mutually agreeable to the Purchaser and the Sellers. The date and time of the Closing are herein referred to as the “Closing Date.”
               (b) Notwithstanding anything contained in this Agreement to the contrary, revenues and expenses generated by the Acquired Assets shall be apportioned as provided for as of the Economic Effect Time. The term “Economic Effect Time” shall mean (i) with respect to revenues and expenses with respect to ATM Kiosks and Vcom Kiosks, the business day cutover time on the day immediately preceding the Closing Date as specified by each processor and/or electronic funds transfer network, and (ii) with respect to all other revenues and expenses to be apportioned hereunder, 11:59 p.m. (Central Standard Time) on the day prior to the Closing Date.
     2.4 Closing Transactions. Subject to the conditions set forth in this Agreement, the Parties shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:
               (a) Sellers Delivery Obligations. At the Closing, the Sellers, as applicable, shall deliver to the Purchaser the following:
               (i) Bill of Sale and Assignment. A duly executed counterpart of the Bill of Sale and Assignment and Assumption substantially in the form attached hereto as Exhibit A (the “Bill of Sale and Assignment”);
               (ii) Transition Services Agreement. A duly executed counterpart of the Transition Services Agreement;
               (iii) Network Services Agreement. A duly executed counterpart of the Network Services Agreement substantially in the form attached hereto as Exhibit B (the “Network Services Agreement”);

               (iv) Placement Agreement. A duly executed counterpart of the Placement Agreement substantially in the form attached hereto as Exhibit C (the “Placement Agreement”); and
               (v) Indemnity Letter Assignment. A duly executed counterpart of the THL Indemnity Letter Assignment and Assumption in the form attached hereto as Exhibit D (the “Indemnity Letter Assignment”)
               (vi) Certificate and Resolutions. The certificates described in Section 3.2(c); and
               (vii) Consents. An executed copy of each consent, if any, listed on the Required Consent Schedule.
               (b) Purchaser Delivery Obligations. At the Closing, the Purchaser shall deliver to the Sellers the following:
               (i) Cash Portion. An amount equal to the Cash Portion, by wire transfer of immediately available funds, to an account designated by the Sellers prior to the Closing;
               (ii) Bill of Sale and Assignment. A duly executed counterpart of the Bill of Sale and Assignment;
               (iii) Transition Services Agreement. A duly executed counterpart of the Transition Services Agreement;
               (iv) Network Services Agreement. A duly executed counterpart of the Network Services Agreement;
               (v) Placement Agreement. A duly executed counterpart of the Placement Agreement; and
               (vi) Certificates and Resolutions. The certificates described in Section 3.3(b).
     2.5 Apportionment. Unless otherwise provided in this Agreement or as taken into account in the Working Capital Statement or the Supplemental Working Capital Report, all License expenses pertaining to the Business, if any, and any other expenses pertaining to the Business, shall be apportioned between the Sellers, as applicable, and the Purchaser as of the date of Closing, regardless of the date assessed or payable. Such apportionments shall be based on the respective number of days elapsed during the pre-Closing and post-Closing periods (with the Closing Date being included in the post-Closing period), except that to the extent a statement or bill is based on transaction volume or another measure which is calculated on a daily basis, such apportionment shall be based on the respective transaction volume or other applicable measure during the pre-Closing and post-Closing periods. Either party shall have the right, for a period of one (1) year after Closing, to audit (at its own expense) the books and records of the other Party which pertain to expenses to be apportioned hereunder. In respect to any payments to third parties scheduled to be made after the Closing, the Sellers, as applicable, shall make a remittance to the Purchaser equal to the portion of such post-Closing payment allocable to the Sellers and the Purchaser will in turn make the full payment to the third party when due.
ARTICLE III
CONDITIONS TO CLOSING
     3.1 Conditions to Each Party’s Obligation. The respective obligations of the Sellers and the Purchaser to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:
               (a) Governmental Consents and Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by the Transaction Documents shall have been obtained, occurred or been filed, including those arising under all applicable Antitrust Laws, and any applicable waiting period under the HSR Act shall have expired or terminated.
               (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.
               (c) No Action. No action shall have been taken nor any statute, rule or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.
     3.2 Conditions to the Purchaser’s Obligation. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:
               (a) Compliance with Representations and Covenants. Each of the representations and warranties of the Sellers set forth in Article V hereof shall be true and correct in all material respects at and as of the Closing Date as though then made (except for any representation or warranty that expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct only as of such earlier date) except, with respect to such representations and warranties, to the extent that any inaccuracies in such representations and warranties that have not been waived by the Purchaser, individually or in the aggregate, would not be reasonably expected to result in a Seller Material Adverse Effect, and the Sellers shall have performed and complied in all material respects with all of their respective covenants and agreements hereunder through the Closing. For purposes of determining whether the condition set forth in this Section 3.2(a) has been fulfilled with respect to the Sellers’ representations and warranties set forth in Article V or establishing a Known Breach (as defined below), each such representation and warranty shall be read without regard to materiality (including a Seller Material Adverse Effect) qualifications that may be contained therein. In the event that the Parties are aware of any inaccuracies in the representations and warranties of Sellers as of the Closing that, individually or in the aggregate, would not be reasonably expected to result in a Seller Material Adverse Effect and that would otherwise be indemnifiable by the Sellers pursuant to Section 8.2 (other than Section 8.2(b)(ii)) (each, only if set forth in the written notice described in this sentence and delivered by the Purchaser to the Sellers prior to the Closing, a “Known Breach”), the condition to the Purchaser’s obligation under this Section 3.2(a) shall be deemed satisfied; provided, however, that so long as the Purchaser delivers a written notice of any such Known Breaches (along with the Purchaser’s reasonable non-binding estimate of the damages attributable to each such Known Breach) to Sellers prior to Closing, the Purchaser shall be entitled to indemnification with respect to any such Known Breach set forth in such notice pursuant to the terms and conditions of Article VIII, but without regard to any limitations set forth in Section 8.2(b)(ii).
               (b) Required Consents. The Purchaser shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of each Person that is a counterparty to the contracts identified on the Required Consent Schedule, if any.
               (c) Financial Statements. The Purchaser shall have received the Audited Financial Statements.
               (d) Employment Agreements. The Purchaser shall have negotiated a mutually acceptable employment agreement with each of the employees of the Sellers set forth on the Necessary Employees Schedule (the “Necessary Employees”).
               (e) Store Locations. The Sellers shall at such time maintain and operate ATM Kiosks or Vcom Kiosks in no fewer than 5,500 stores.
               (f) Material Adverse Change. There shall have been no event, change or circumstance that has caused, or would be reasonably expected to cause, a Seller Material Adverse Effect.
               (g) Officer’s Certificate. On or prior to the Closing Date, the Sellers shall have delivered to the Purchaser each of the following:
               (i) a certificate from the Sellers in a form reasonably satisfactory to the Purchaser, dated as of the Closing Date, stating that the conditions specified in Section 3.2(a) have been satisfied; and
               (ii) a certificate from the Secretary of the Sellers certifying that the Sellers’ boards of directors have each approved the transactions contemplated by this Agreement.
               (h) Closing Documents. All documents, instruments, certificates and other items required to be delivered by the Sellers pursuant to Section 2.4(a) shall have been delivered.
Any condition specified in this Section 3.2 may be waived by the Purchaser; provided, that no such waiver shall be effective against the Purchaser unless it is set forth in a writing executed by an authorized officer of the Purchaser.

     3.3 Conditions to the Sellers’ Obligation. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:
               (a) Compliance with Representations and Covenants. Each of the representations and warranties of the Purchaser set forth in Article VI shall be true and correct in all material respects at and as of the Closing Date as though then made (except for any representation or warranty that expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct only as of such earlier date) except, with respect to such representations and warranties, to the extent that any inaccuracies in such representations and warranties that have not been waived by the Sellers, individually or in the aggregate, would not be reasonably expected to result in a Purchaser Material Adverse Effect, and the Purchaser shall have performed and complied in all material respects with all of its covenants and agreements hereunder through the Closing.
               (b) Officer’s Certificate. On or prior to the Closing Date, the Purchaser shall have delivered to the Sellers each of the following:
               (i) a certificate from the Purchaser in a form reasonably satisfactory to the Sellers, dated the Closing Date, stating that the conditions specified in Section 3.3(a) have been satisfied; and
               (ii) a certificate from the Secretary of the Purchaser certifying that the Purchaser’s board of directors has approved the transactions contemplated by this Agreement.
               (c) Vault Cash Agreement. The Purchaser shall have entered into the Replacement Vault Cash Facility.
               (d) Closing Documents. All documents, instruments, certificates and other items required to be delivered by the Purchaser pursuant to Section 2.4(b) shall have been delivered.
Any condition specified in this Section 3.3 may be waived by the Sellers; provided, that no such waiver shall be effective against the Sellers unless it is set forth in a writing executed by an authorized officer of each of the Sellers.
ARTICLE IV
COVENANTS PRIOR TO CLOSING
     4.1 Mutual Covenants of the Parties.
               (a) Governmental Filings. Promptly following the execution of this Agreement, the Parties shall proceed promptly to prepare and file, or cause to be prepared and filed by their respective “ultimate parent entities,” with the appropriate Governmental Entities such requests, reports or notifications as may be required in connection with this Agreement or the other Transaction Documents and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Without limiting the foregoing, promptly following the execution of this Agreement, but in any event within ten (10) Business Days following the date of this Agreement, the Parties or their respective “ultimate parent entities” shall file with the Department of Justice and the Federal Trade Commission the notifications and other information, if any, required to be filed under the HSR Act with respect to the transactions contemplated hereby and by the other Transaction Documents and shall use their respective commercially reasonable efforts to cause all applicable waiting periods under the HSR Act to expire or be terminated as of the earliest possible date. The Purchaser and the Sellers will bear equally all applicable filing fees due under the HSR Act. Each of the Sellers and the Purchaser shall, as promptly as practicable, comply with any request for additional information and documents pursuant to the HSR Act. Each of the Sellers and the Purchaser shall inform the other promptly of any communication made by or on behalf of such Party to (including permitting the other Party to review such communication in advance), or received from, the Federal Trade Commission or the Department of Justice and shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing, submission or other act that is necessary or advisable under the HSR Act. Each of the Sellers and the Purchaser shall keep each other timely apprised of the status of any communications with, and any inquiries or requests for additional information from, the Federal Trade Commission or the Department of Justice and shall comply promptly with any such inquiry or request. No Party shall agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance, and to the extent permitted by such Governmental Entity, and gives the other Parties the opportunity to attend and participate thereat. The Purchaser and the Sellers agree to utilize commercially reasonably efforts to avoid or eliminate any impediment under any Antitrust Law that may be asserted by any U.S. federal, state, or local antitrust or competition authority so as to enable the Parties to expeditiously close the transactions contemplated by this Agreement and the other Transaction Documents. In addition, without limiting the generality of the foregoing regarding Governmental Entities, the Purchaser and the Sellers agree to utilize commercially reasonable efforts to attempt to vacate or lift any order or other restraint relating to Antitrust Laws that would have the effect of making the transactions contemplated by this Agreement and the other Transaction Documents illegal or otherwise prohibiting their consummation. Nothing in this Agreement shall (i) require the Purchaser to divest of any assets currently owned by it or (ii) require the Sellers to retain any portion of the Acquired Assets, in either case, in connection with obtaining the termination or early expiration of the waiting period under the HSR Act.
               (b) Additional Agreements. Subject to the terms and conditions of this Agreement, each of the Parties will use its respective commercially reasonable efforts to take or do, or cause to be taken or done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date, any further action is necessary to carry out the purposes of this Agreement and the other Transaction Documents, the Parties shall take all such action as is commercially reasonable.
               (c) Investigation; No Other Representations or Warranties.
               (i) The Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Business, the Acquired Assets and the Assumed Liabilities, and the

Purchaser has been furnished with or given full access to such information about the Business, the Acquired Assets and the Assumed Liabilities as it has reasonably requested.
               (ii) In connection with the Purchaser’s investigation of the Business, the Acquired Assets and the Assumed Liabilities, the Purchaser and its representatives have received from the Sellers or their representatives certain projections and other forecasts for the Business and certain estimates, plans and budget information. The Purchaser acknowledges and agrees that (A) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets, (B) the Purchaser is familiar with such uncertainties, (C) the Purchaser is taking full responsibility for making its own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its representatives and (D) the Purchaser will not (and will cause each of its Subsidiaries, other Affiliates and all other Persons acting on their behalf to not) assert any claim or cause of action against the Sellers, their Subsidiaries or any of their direct or indirect directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives with respect thereto, or hold any such other Person liable with respect thereto.
               (iii) The Purchaser agrees that, except for the representations and warranties made by the Sellers that are expressly set forth in Article V of this Agreement, neither the Sellers nor any of their respective Affiliates or representatives have made and shall not be deemed to have made to the Purchaser or to any of its representatives or Affiliates any representation or warranty of any kind. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the Sellers in Article V, the Purchaser agrees that neither the Sellers nor any of their Affiliates makes or has made any representation or warranty to the Purchaser or to any of its representatives or Affiliates with respect to, nor is the Purchaser relying upon:
                    (A) any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Business or the future operations or affairs of the Business heretofore or hereafter delivered to or made available to the Purchaser or its counsel, accountants, advisors, lenders, representatives or Affiliates; or
                    (B) any other information, statements or documents heretofore or hereafter delivered to or made available to the Purchaser or its counsel, accountants, consultants, advisors, lenders, representatives or Affiliates with respect to the Business or the operations or affairs of the Business, except to the extent and as expressly covered by a representation and warranty made by the Sellers and contained in Article V.
               (iv) The Sellers acknowledge and agree that, except for the representations and warranties made by the Purchaser expressly contained in Article VI, neither the Purchaser nor any of its Affiliates or their respective representatives have made or shall not be construed as having made to the Sellers or any representative thereof any representation or warranty of any kind.

               (d) Additional Agreements. Each of the Sellers and the Purchaser shall, subsequent to the date of this Agreement and prior to the Closing Date, negotiate in good faith and enter into at the Closing a transition services agreement relating to certain post-Closing services to be performed by the Sellers on the terms and conditions set forth therein (the “Transition Services Agreement”).
     4.2 Covenants of the Sellers.
               (a) Conduct of the Business. Prior to the Closing, unless the Purchaser otherwise consents in writing (which consent shall not be unreasonably withheld or delayed) or except as expressly contemplated by this Agreement, the Sellers shall:
               (i) use their commercially reasonable efforts to carry on the Business in the ordinary course in the same manner as presently conducted and to keep the operations supporting the Business intact, including preserving the Sellers’ present relationships with licensors, suppliers, customers and others having business relations with the Business;
               (ii) use their commercially reasonable efforts to maintain the material Scheduled Proprietary Rights relating or pertaining to the Business;
               (iii) use their commercially reasonable efforts to cause their current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse;
               (iv) maintain the material assets of the Business in good repair, order and condition (normal wear and tear excepted) consistent with current needs;
               (v) maintain the books, accounts and records of the Business in accordance with past custom and practice as used in the preparation of the Financial Statements;
               (vi) use their commercially reasonable efforts to maintain the existence of and protect all of the Licenses identified in the Permits Schedule; and
               (vii) comply in all material respects with all applicable Laws, ordinances and regulations pertaining to the Business and pay all applicable Taxes when such become due and payable, unless such Taxes are being contested in good faith by appropriate proceedings.
               (b) Negative Operating Covenants. Prior to the Closing, unless the Purchaser otherwise consents in writing (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement, the Sellers shall not, with respect to the Business:
               (i) forgive, cancel or waive any rights of material value or any debts or other material obligations owed to the Sellers that would be included in the Acquired Assets if such debts or obligations existed at the Closing Date;

               (ii) with respect to the employees set forth on the Employee Schedule, make or grant any increase in any such employee’s compensation or make or grant any increase under any Sellers Employee Benefit Plan, incentive arrangement or other benefit covering any such employees, except in the ordinary course of business or as required by applicable Law;
               (iii) except as specifically contemplated by this Agreement, enter into any contract, agreement or transaction related to the Business, other than in the ordinary course of business and at arm’s length with unaffiliated Persons; or
               (iv) sell, transfer, contribute, distribute or otherwise dispose of any material assets (other than marketable securities) of the Business that are Acquired Assets, or agree to do any of the foregoing, to any Person, or negotiate or have any discussions with any Person with respect to any of the foregoing, other than in the ordinary course of business.
               (c) Access and Information.
               (i) Business Data.
                    (A) The Sellers hereby grant the Purchaser a limited non-exclusive license to copy, use, display and modify the Business Data transferred to Purchaser pursuant to this provision solely for Purchaser’s internal business purposes. For clarity and the avoidance of any doubt, the foregoing license shall permit: (i) the Purchaser to allow third party service providers under a duty of confidentiality to use the Business Data solely for the benefit of the Purchaser; and (ii) the Purchaser to transfer the Business Data under the same restrictions to a buyer of all or substantially all of the Financial Services Kiosks. The Sellers retain all rights not expressly granted herein. All Business Data is provided “As Is” with no representations or warranties from the Sellers. From and after the date hereof until the Closing, the Purchaser shall obtain written consent of the Sellers prior to the Purchaser or any of its representatives contacting any vendor or customer of the Business or any customer or vendor of any other business conducted by the Sellers; provided, that the Purchaser may contact NCR Corporation and Wells Fargo Bank, N.A. without the prior written consent of the Sellers.
                    (B) From and after the date hereof through Closing, to the extent that the Purchaser requests access to any Business Data that is in possession of the Sellers, such access may be granted by the Sellers in the Sellers’ sole and absolute discretion. From and after Closing, to the extent that the Purchaser requests access to any Business Data that is in the possession of the Sellers, such access may be granted by the Sellers, after Sellers are provided a reasonable period of time (taking into account the scope, content and volume of the request) to access, collect, and review Business Data responsive to the request, in the Sellers’ commercially reasonable discretion. All reasonable costs, fees and expenses relating to the access or copying of such Business Data shall be borne by the Purchaser and all such amounts shall be paid to the Sellers within five Business Days of the written request therefor by the Sellers. The Purchaser hereby acknowledges that the Sellers shall be under no obligation to maintain or safeguard the Business Data for any time period except as is required under the Sellers’ current document retention policies in effect at such time.
                    (C) Notwithstanding the foregoing provisions of this Section 4.2(c)(i), the Sellers shall not be required to grant access or furnish information to the Purchaser or any of the Purchaser’s representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by an existing contract or agreement. All information provided pursuant to this Agreement (including without limitation all Business Data) shall remain subject in all respects to the existing Confidentiality Agreement, dated October 18, 2006, between Cardtronics, LP and Credit Suisse Securities (USA) LLC, as representative of 7 Eleven, Inc. (the “Confidentiality Agreement”). The Purchaser shall indemnify, protect, defend, pay and hold harmless each Seller and each of their respective officers, directors, shareholders, employees, agents, representatives, Affiliates, successors and assigns (collectively, the “Seller Parties”) from and against any and all Claims arising in favor of or brought by any of the Sellers Parties, or by any Governmental Entity or any other third party, based upon, in connection with, relating to or arising out of the transfer to Purchaser of the Business Data, and the use, copying, modification, display or disclosure of Business Data by the Purchaser.
               (ii) Customer Data. The Sellers hereby grant to the Purchaser a limited non-exclusive license to copy, use, display and modify the Customer Data solely for the Purchaser’s internal business purposes. The Sellers retain all rights not expressly granted herein. The Parties will mutually agree on when and how the Sellers will deliver Customer Data to the Purchaser and the Purchaser shall be responsible for all costs associated with collecting, aggregating, modifying and transmitting Customer Data. All Customer Data is provided “As Is” with no representations and warranties from the Sellers. All Customer Data information provided pursuant to this Agreement shall remain subject in all respects to the existing Confidentiality Agreement, dated October 18, 2006, between Cardtronics, LP and Credit Suisse Securities (USA) LLC, as representative of 7 Eleven, Inc. The Purchaser shall indemnify, protect, defend, pay and hold harmless the Seller Parties from and against any and all Claims arising in favor of or brought by any of the Sellers Parties, or by any Governmental Entity or any other third party, based upon, in connection with, relating to or arising out of the transfer to Purchaser of the Customer Data, and the use, copying, modification, display or disclosure of Customer Data by the Purchaser.
               (d) Third Party Consents. After the date hereof and prior to the Closing, the Sellers shall use their commercially reasonable efforts to obtain the consent or approval, in form and substance reasonably satisfactory to the Purchaser, from any Person that is counterparty to the contracts identified on the Required Consent Schedule at the sole cost and expenses of the Sellers; provided, that in no event shall the Sellers be required to make any expenditure of money or amend the terms of any other agreement between the Sellers and such counterparty to obtain such consent or approval.

          (e) Notification of Certain Matters.
               (i) The Sellers shall give prompt written notice to the Purchaser of (A) the occurrence, or failure to occur, of any event of which they have Knowledge that would be reasonably likely to cause any representation or warranty of the Sellers contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing if such representation or warranty were made at such time; (B) the failure of the Sellers to comply with or satisfy in any material respect any covenant to be complied with by it hereunder; (C) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents; and (D) any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement or the other Transaction Documents. No such notification shall affect the representations or warranties of the Parties or the conditions to their respective obligations hereunder.
               (ii) The Sellers shall have the right, and the continuing obligation, to disclose additional matters (a “Supplemental Disclosure Item”) in a letter to the Purchaser (a “Supplemental Disclosure Letter”) from time to time prior to the Closing that come to the Knowledge of the Sellers after the date hereof that, had such additional matters been existing, occurring or known on the date hereof, would have been required to be set forth or described in the Sellers Disclosure Schedules delivered to the Purchaser on the date of this Agreement in order to make the representations and warranties true and correct as of the date of this Agreement and as of the Closing Date. The delivery of a Supplemental Disclosure Letter shall not diminish the Purchaser’s right to terminate this Agreement pursuant to Section 7.1(b)(i).
          (f) No Shop. From and after the date of this Agreement and through the earlier of Closing or termination of this Agreement, the Sellers agree that they shall not, and shall cause their respective Affiliates, directors, officers, partners, employees, representatives and agents (collectively, the “Seller Group”) not to, conduct any discussions with any Person other than the Purchaser with respect to any proposal for a merger, consolidation, sale of assets, securities or other interest, tender offer or any similar transaction or business combination involving, directly or indirectly, the Acquired Assets (collectively, an “Acquisition Transaction”). In addition, the Sellers shall not, and shall cause the Seller Group and any attorneys, accountants, investment bankers, other representatives retained by any of them, not to directly or indirectly, solicit or encourage (including by way of furnishing information) any inquiries or the making of any proposal that would be reasonably expected to lead any Acquisition Transaction.
          (g) Financial Information. The Sellers shall cause to be prepared, and shall deliver to the Purchaser prior to Closing, the Business’ audited balance sheets as of December 31, 2006, 2005 and 2004 and the related audited statements of income and cash flows for each of (i) the two-year period ended December 31, 2005 (including calendar year 2005 and 2004) and (ii) the two-year period ended December 31, 2006 (including calendar year 2006 and 2005), and the related notes thereto, accompanied by a true and correct copy of the report thereon of

PricewaterhouseCoopers LLP, independent public accountants (“Audited Financial Statements”). Such Audited Financial Statements shall include the financial statements, footnotes and related disclosure required under GAAP, including those required pursuant to the applicable rules and regulations of the Securities and Exchange Commission. Furthermore, the Sellers shall provide the Purchaser with unaudited Financial Statements of the Business for the 2007 fiscal year on a monthly basis consistent with past reporting practices, and shall provide any other financial information regarding the Business as reasonably requested by the Purchaser. At Closing, all such Financial Statements delivered pursuant to this Section 4.2(g) shall be included within the representations of the Sellers under Section 5.4(a).
          (h) Removal of Money Order Functionality. The Sellers shall disable money order functionality from all Vcom Kiosks prior to the Closing Date.
     4.3 Covenants of the Purchaser.
          (a) Notification of Certain Matters. The Purchaser shall give to the Sellers prompt written notice of (i) the occurrence, or failure to occur, of any event of which it has Knowledge that would be reasonably likely to cause any representation or warranty of the Purchaser contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing if such representation or warranty were made at such time; (ii) the failure of the Purchaser to comply with or satisfy in any material respect any covenant to be complied with by it hereunder; (iii) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents; and (iv) any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement or the other Transaction Documents. No such notification shall affect the representations or warranties of the Parties or the conditions to their respective obligations hereunder.
          (b) Access to Information. The Purchaser agrees to hold all the books and records of the Business existing on the Closing Date and not to destroy or dispose of any such books or records for a period of five (5) years from the Closing Date, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least ninety (90) days prior to such destruction or disposal to surrender them to the Sellers. During that five year period, the Purchaser shall, and shall cause each of its Subsidiaries to, during normal business hours, upon reasonable notice, make available and provide the Sellers and their representatives (including counsel and independent auditors) with reasonable access to the facilities and properties of the Business and to all information, files, documents and records (written and computer) that are not otherwise protected by legal privilege relating to the Business for any and all periods prior to or including the Closing Date that they may require with respect to any reasonable business purpose (including, without limitation, any Tax matter) or in connection with any claim, dispute, action, cause of action, investigation or proceeding of any kind by or against any Person, and shall (and shall cause its Subsidiaries to) cooperate fully with the Sellers and their representatives (including counsel and independent auditors) in connection with the foregoing, including, without limitation, by making Tax, accounting and financial personnel and other appropriate employees and officers of the Business available to the Sellers and its respective representatives (including counsel and independent auditors), with regard to any reasonable business purpose.
          (c) Notification of Breach. If the Purchaser or any of its Affiliates obtains Knowledge of a breach by either of the Sellers of a representation, warranty, covenant or agreement made by such the Seller contained in this Agreement, the Purchaser shall promptly notify such the Seller of such breach; provided, that such notification shall not result in the waiver by the Purchaser of any of its respective rights or remedies under this Agreement.
          (d) Financing. The Purchaser shall use its commercially reasonable efforts to perform and comply with all obligations and conditions required by the terms of any debt financings contemplated to be entered into by the Purchaser to finance the transactions contemplated herein (including (i) promptly after the date of this Agreement, commencing the preparation of any necessary offering circular, private placement memorandum, prospectus, registration statement or other offering documents or marketing materials and negotiating definitive loan documentation, and (ii) commencing promptly any road show and syndication activities concerning the placement and syndication of any indebtedness). In the event that such contemplated debt financing will not be available to the Purchaser to consummate the transactions contemplated herein, the Purchaser shall (i) promptly notify the Sellers of such fact and (ii) use its commercially reasonable efforts, until the Termination Date, to obtain alternate financing for the transactions contemplated herein.
          (e) Antitrust Laws. From the date hereof through the date of termination of the required waiting period under the HSR Act, the Purchaser shall not take any affirmative action that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable Antitrust Law.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS
     Except as set forth on the Sellers Disclosure Schedule, the Sellers represent and warrant to the Purchaser, as of the date hereof, as follows:
     5.1 Organization and Corporate Power. Each Seller is a corporation organized, validly existing and in good standing under the laws of the State of Texas and is qualified to do business in every jurisdiction in which it is required to be qualified for purposes of conducting the Business, except to the extent that the failure to be so qualified would not reasonably be expected to result in a Seller Material Adverse Effect. The Sellers have full corporate power and authority necessary to own and operate the Business as now conducted.
     5.2 Authorization of Transactions. Each Seller has the full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of each Seller has duly approved this Agreement and the other Transaction Documents to which such Seller is a party and has duly authorized the execution and delivery of this

Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of any Seller are necessary to approve and authorize the execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which any Seller is a party have been duly executed and delivered by such Seller and, assuming that this Agreement and the other Transaction Documents to which the Sellers are a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute the valid and binding agreements of such Seller, enforceable against such Seller in accordance with their respective terms, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
     5.3 Absence of Conflicts. Except as set forth on the Sellers Conflicts Schedule and, except for the notification requirements of the HSR Act and any waiting period related thereto the execution, delivery and performance by the Sellers of this Agreement and the other Transaction Documents to which they are a party do not, and the consummation by the Sellers of the transactions contemplated herein and therein will not, (a) violate, conflict with, or result in any breach of any provision of each Seller’s respective certificates of incorporation or bylaws, (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any mortgage, indenture, lease, loan agreement, license or other material agreement relating to the Business and to which any Seller is a party or (c) violate any applicable law binding upon the Sellers, except, with respect to each of clauses (b) and (c), such violations, conflicts, breaches or defaults as would not be reasonably expected to result in a Seller Material Adverse Effect. No consent of any Governmental Entity is required by the Sellers in connection with the execution, delivery and performance by the Sellers of this Agreement and the other Transaction Documents to which it is a party or the consummation by the Sellers of the transactions contemplated herein or therein, except for (a) the notification requirements of the HSR Act and any waiting periods thereunder and (b) such other consents, the failure of which to be obtained or made would not be reasonably expected to result in a Seller Material Adverse Effect.
     5.4 Financial Statements and Related Matters.
          (a) Financial Statements. Attached to the Financial Statements Schedule are copies of the Audited Financial Statements, accompanied by a true and correct copy of the report thereon of PricewaterhouseCoopers LLP, independent public accountants. Attached to the Financial Statements Schedule are copies of the Business’ unaudited balance sheet (the “Latest Balance Sheet”) as of March 31, 2007 (the “Balance Sheet Date”) and the related statements of income and cash flows for the three-month period then ended. Except as set forth on the Financial Statements Schedule, the financial statements set forth on the Financial Statements Schedule (together, the “Financial Statements”) are accurate and complete in all material respects, are consistent with the Sellers’ books and records (which, in turn, are accurate and complete in all material respects), present fairly the Business’ financial condition and results of operations as of the times and for the periods referred to therein, and (except for the monthly unaudited Financial Statements delivered pursuant to Section 4.3(g)) have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain all footnotes required under GAAP and are subject to changes resulting from normal year-end adjustments (which shall not be material individually or in the aggregate)). Furthermore, the Audited Financial Statements comply with the applicable rules and regulations of the Securities and Exchange Commission.
          (b) Receivables. The notes and accounts receivable included in the Acquired Assets are valid receivables, and, to the Knowledge of the Sellers, are subject to no valid counterclaims or setoffs, at the aggregate amount recorded on the Sellers’ books and records as of the Closing, net of an amount of allowances for doubtful accounts which relate to those receivables computed in a manner consistent with GAAP, as modified by the accounting practices used in the preparation of the Latest Balance Sheet.
     5.5 Absence of Undisclosed Liabilities. Except as disclosed on the Liabilities Schedule, there is no material liability or obligation of any kind, whether accrued, absolute, fixed, contingent, or otherwise, of the Sellers with respect to the Business that is not reflected or reserved against in the Latest Balance Sheet, other than (a) liabilities incurred in the ordinary course of business consistent with past practice, (b) any such liability or obligation which would not be required to be presented in financial statements or the notes thereto prepared in conformity with GAAP, applied in a manner consistent with past practice, in the preparation of the Financial Statements, (c) liabilities under this Agreement and the other Transaction Documents, (d) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents, (e) the Assumed Liabilities or (f) liabilities, individually or in the aggregate, would not constitute a Seller Material Adverse Effect.
     5.6 Absence of Certain Developments. Except as set forth on the Developments Schedule and except as expressly contemplated by this Agreement, since the Balance Sheet Date, (a) the Sellers have conducted the Business only in the ordinary course consistent with past practice and (b) nothing has occurred that would have been prohibited by Section 4.2(b) if the terms of such Section had been in effect as of and after the Balance Sheet Date. Since the Balance Sheet Date, there has not occurred any result, occurrence, condition, fact, violation, event or effect of any of the foregoing that would reasonably be expected to result in a Seller Material Adverse Effect.
     5.7 Assets.
          (a) Except as set forth on the Assets Schedule, the Sellers have good and marketable title to, or a valid leasehold interest in or right to use, the Acquired Assets, free and clear of all Liens and restrictions on transfer, except for Permitted Encumbrances and except for assets disposed of in the ordinary course of business since the Balance Sheet Date. Except for the Acquired Parts and Equipment and the Warehoused ATM Kiosks and Vcom Kiosks, and except for normal wear and tear, and except as described on the Assets Schedule, all of the equipment and other tangible assets included in the Acquired Assets are in good operating condition and are fit for use in the ordinary course of business, except where the failure to be in such condition or to be so fit would not be reasonably likely to result in a Seller Material Adverse Effect, and have been maintained by the Sellers in accordance with the applicable maintenance agreement relating to such ATM Kiosks and Vcom Kiosks, which maintenance agreement shall be an Acquired Asset. ALL WAREHOUSED ATM KIOSKS AND VCOM KIOSKS AND ALL ACQUIRED PARTS AND EQUIPMENT ARE BEING SOLD AND TRANSFERRED ON AN “AS IS, WHERE IS” BASIS, WITH ALL FAULTS AND DEFECTS, AND THE SELLERS MAKE NO REPRESENTATION OR WARRANTY, EITHER EXPRESSED OR IMPLIED, OF ANY KIND AS TO THE CONDITION OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY WAREHOUSED ATM KIOSKS AND VCOM KIOSKS OR ANY ACQUIRED PARTS AND EQUIPMENT.
          (b) The Asset Schedule contains an accurate and complete list of each ATM Kiosk and each Vcom Kiosk included in the Acquired Assets as of the date hereof and, as applicable, each date such Schedule is updated, and accurately identifies for each ATM Kiosk and each Vcom Kiosk at least the following information: (i) terminal identification number; (ii) whether the device is an ATM or a Vcom; (iii) whether active or in a warehouse; (iv) whether owned or leased; (v) the store number (or other identifier as in the case of the Southwest Convenience Stores locations), and address of each store or warehouse location; (vi) equipment make, model, serial number; (vii) telecommunications information; (viii) the current surcharge fee for the ATM; (ix) whether or not each ATM Kiosk and each Vcom Kiosk is compliant with the current Triple Data Encryption Standard; and (x) for all Vcom Kiosks, a schedule of the current fees charged for the various Vcom products and services. The Sellers will update the Asset Schedule two Business Days prior to Closing, and the representation and warranty in the first sentence of this Section 5.7(b) shall apply to each updated version of such schedule.
          (c) The Lease Schedule contains an accurate and complete list of each leased ATM Kiosk and each Vcom Kiosk as of the date hereof and, as applicable, each date such Schedule is updated, and accurately identifies for each leased ATM Kiosk and each Vcom Kiosk at least the following information: (i) terminal identification number; (ii) whether the device is an ATM or a Vcom; (iii) whether active or in a warehouse; (iv) the store number (or other identifier as in the case of Southwest Convenience Stores locations) and address of each warehouse or store location; (v) equipment make, model and serial number; (vi) end date of the lease; (vii) name of lessor; and (viii) monthly lease payment. The Sellers will update the Lease Schedule two Business Days prior to Closing and the representation and warranty in the first sentence of this Section 5.7(c) shall apply to each updated version of such schedule.
     5.8 Taxes. Except as set forth on the Taxes Schedule, (a) the Sellers have timely filed all Tax Returns relating to the Acquired Assets that are required to be filed and have timely paid and discharged all Tax obligations shown as due thereon; and (b) there are no Liens (other than Permitted Encumbrances) on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax. All Tax Returns and reports filed by the Sellers relating to the Acquired Assets are true and correct in all material respects. The Sellers currently are not the beneficiary of any extension of time within which to file any Tax Return relating to the Acquired Assets. There are no legal, administrative or tax proceedings pursuant to which the Sellers are or could be made liable for any taxes, penalties, interest or other charges, the liability of which could extend to the Purchaser as transferee of the Acquired Assets, and, no event has occurred that could impose on the Purchaser any transferee liability for any taxes, penalties or interest due or to become due from the Sellers. None of the Acquired Assets is held in an arrangement that could be classified as a partnership for Tax purposes. No claim has ever been made by a Governmental Authority in a jurisdiction in which the Sellers do not file Tax Returns that they are or may be required to file a Tax Return in that jurisdiction with respect to any of the Acquired Assets. None of the Acquired Assets are “tax-exempt use property” (within the meaning of section 168(h) of the Code) or “tax-exempt bond financed property” (within the meaning of section 168(g)(5) of the Code).
     5.9 Contracts and Commitments.
          (a) The Excluded Contracts Schedule sets forth all agreements, contracts, orders and commitments that are related to the Business and that are not Assumed Contracts. All agreements, contracts, orders and commitments that are material to the Business are set forth on either the Acquired Contracts Schedule or the Excluded Contracts Schedule.
          (b) Except as disclosed on the Acquired Contracts Schedule, (i) to the Knowledge of the Sellers, no contract or commitment set forth on the Acquired Contracts Schedule has been breached or canceled by the other party in any material respect and the Sellers do not have any Knowledge of any anticipated breach by any other party to any contract set forth on the Acquired Contracts Schedule, (ii) each Seller has performed in all material respects all the obligations required to be performed by it in connection with the contracts or commitments set forth on the Acquired Contracts Schedule and is not in default in any material respect under or in breach in any material respect of any contract or commitment set forth on the Acquired Contracts Schedule, and (iii) each such contract or commitment set forth on the Acquired Contracts Schedule is legal, valid, binding, enforceable and in full force and effect against the Seller that is a party thereto and will continue as such following the consummation of the transactions contemplated hereby, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
          (c) The Sellers have provided the Purchaser with, or provided access to the electronic data room of the Sellers containing, a true and correct copy of all written contracts set forth on the Acquired Contracts Schedule, in each case together with all amendments, waivers or other changes thereto.
     5.10 Proprietary Rights.
          (a) The Proprietary Rights Schedule contains a complete and accurate list of all material (i) patented or registered Proprietary Rights owned by or licensed to the Sellers that are used in the Business, (ii) pending patent applications and applications for registrations of other Proprietary Rights filed by or on behalf of the Sellers, or assigned or licensed to the Sellers, in each case that are used in the Business, (iii) unregistered trade names, internet domain names and corporate names owned by the Sellers or issued to the Sellers that are used in the Business, and (iv) unregistered trademarks and service marks owned by or licensed to the Sellers that are used in the Business (collectively, all of the foregoing, the “Scheduled Proprietary Rights”). The Proprietary Rights Schedule also sets forth a complete and accurate list of all material licenses and other rights granted by the Sellers to any third party with respect to any Proprietary Rights necessary to the continued operation of the Business and all material licenses and other rights granted by any third party to the Sellers with respect to any Proprietary Rights necessary to the continued operation of the Business.
          (b) Except as set forth on the Proprietary Rights Schedule, the Sellers own the right to, or have a written license to use pursuant to an agreement set forth on the Acquired Contracts Schedule, the items in the Proprietary Rights Schedule necessary for the operation of the Business as presently conducted by the Sellers (collectively, the “Business Intellectual Property”). Except as set forth on the Proprietary Rights Schedule, the loss or expiration of any Proprietary Rights or related group of Proprietary Rights owned or used by the Sellers in the Business has not resulted in a Seller Material Adverse Effect and is not pending or, to the Knowledge of the Sellers, threatened or reasonably foreseeable. The Business Intellectual Property is not subject to any Lien (except Permitted Encumbrances), nor any restrictions or limitations on use or disclosure other than as set forth in an agreement described in the Acquired Contracts Schedule.
          (c) Except as set forth on the Proprietary Rights Schedule, the Sellers have not infringed upon or misappropriated Proprietary Rights of any third parties in connection with the Business, and to the Knowledge of the Sellers, no third party has infringed upon or misappropriated any Scheduled Proprietary Rights.
     5.11 Litigation; Proceedings. Except as set forth on the Litigation Schedule, as of the date of this Agreement, there are no claims, actions, suits, inquiries, investigations, judicial or administrative proceedings, grievances or arbitrations pending or, to the Knowledge of the Sellers, threatened against, affecting or arising out of the conduct of the Business or affecting any Acquired Assets at law or in equity, or before or by any Governmental Entity (including, without limitation, with respect to the transactions contemplated by this Agreement or the other Transaction Documents) that would reasonably be expected to result in a Seller Material Adverse Effect, and to the Knowledge of the Sellers, there are no facts or circumstances that are reasonably likely to give rise to any such claims, actions, suits, inquiries, investigations, judicial or administrative proceedings, grievances or arbitrations.
     5.12 Brokerage. Except as set forth on the Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Sellers to which the Purchaser could become liable or otherwise obligated.
     5.13 Governmental Licenses and Permits. The Permits Schedule contains a complete listing of all material Licenses owned or possessed directly by the Sellers and related to the Business. Except as indicated on the Permits Schedule and except for any Licenses used in the Business that are owned or possessed by third party vendors associated with the Business, the Sellers own or possess all right, title and interest in and to all of the Licenses that are necessary to conduct the Business as presently conducted by the Sellers, except where the failure to own or possess such Licenses would not be reasonably likely to result in a Seller Material Adverse Effect. No loss or expiration of any such License is, to the Knowledge of the Sellers, threatened, pending or reasonably foreseeable other than expiration in accordance with the terms thereof.

     5.14 Employee Matters. The Business Employees Schedule identifies (including the name, date of hire, position, full-time or part-time status and active or on-leave status) the current employees of each Seller the primary responsibility of whom is to work in the Business (collectively the “Business Employees”). Neither Seller has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to Business Employees. The Sellers have complied with all applicable Laws relating to the employment of labor, including, without limitation those relating to wages, hours and collective bargaining with respect to Business Employees. Without limiting the foregoing, the Sellers have not committed any violations of the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, applicable workers’ compensation provisions, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the Occupational Safety and Health Act, and the Worker Adjustment and Retraining Notification Act, federal and/or state employment, anti-discrimination, retaliation, income, unemployment or social security withholding laws with respect to any Business Employees. No unfair labor practice complaint or sex, age, race or other discrimination claim has been brought during the last three (3) years against the Sellers before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority with respect to any Business Employees, and to the Knowledge of the Sellers, there are no facts or circumstances that are reasonably likely to give rise to any such claims.
     5.15 Employee Benefit Matters.
          (a) Except as set forth on the Employee Benefits Schedule and with respect to the Business, neither Seller maintains, contributes to or has any liability or potential liability with respect to (i) any employee benefit plan (as defined in Section 3(3) of ERISA) or (ii) any other material plan, program, policy, practice, arrangement or contract providing benefits or payments to current or former Business Employees (or to their beneficiaries or dependents), including any bonus plan, plan for deferred compensation, nonqualified retirement plan, severance plan, employee health or other welfare benefit plan or other arrangement. Each item listed on the Employee Benefits Schedule is referred to herein as a “Sellers Employee Benefit Plan.”
          (b) With respect to each Sellers Employee Benefit Plan, the Sellers have provided the Purchaser with, or provided access to the electronic data room of the Sellers containing, true, complete and correct copies of all material documents pursuant to which the Sellers Employee Benefit Plan is maintained, funded and administered and the most recent determination letter received from the Internal Revenue Service.
     5.16 Compliance with Laws. Solely with respect to (a) the Business and (b) such instances where compliance with applicable laws, regulations and ordinances of Governmental Entities (“Laws”) has not been delegated to, or assumed by, third parties, as of the date of this Agreement, each Seller has complied in all material respects, and is in compliance in all material respects, with all Laws that are material to the Business and to which such Seller may be subject except where such noncompliance would not be reasonably likely to result in a Seller Material Adverse Effect. The Sellers have not received any notice from any Governmental Authority of any violation of any Law with respect to the Acquired Assets or the Business , which notice is still outstanding and unresolved, and to the Knowledge of the Sellers, the Sellers are not under investigation by any Governmental Authority with respect to any such material violation.
     5.17 Convenience Store Business. The Sellers do not have any current plans or intentions to exit the convenience store business or to materially reduce the aggregate number of convenience stores that it operates or franchises.
     5.18 Theft. Except as set forth on Loss Schedule, since April 1, 2005, the Sellers have not experienced any theft of any ATM Kiosk or Vcom Kiosk at any of its stores and/or the theft of Vault Cash from any ATM Kiosk or Vcom Kiosk. To the extent the Sellers have had any such thefts, the Loss Schedule identifies the date of such loss, the store at which such loss occurred, a brief description of the nature of the loss, and the dollar amount of such loss.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER
     Except as set forth on the Purchaser Disclosure Schedule, the Purchaser hereby represents and warrants to the Sellers, as of the date hereof, as follows:
     6.1 Organization and Corporate Power. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which it is required to be qualified for purposes of conducting its business and operations, except to the extent that the failure to be so qualified would not reasonably be expected to result in a Purchaser Material Adverse Effect. The Purchaser has full power and authority and all Licenses necessary to own and operate its business and operations as now conducted.
     6.2 Authorization of Transaction. The Purchaser has the full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Purchaser has duly approved this Agreement and the other Transaction Documents to which the Purchaser is a party and has duly authorized the execution and delivery of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Purchaser are necessary to approve and authorize the execution and delivery of this Agreement and the other Transaction Documents to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which the Purchaser is a party have been duly executed and delivered by the Purchaser and, assuming that this Agreement and the other Transaction Documents to which the Purchaser is a party constitute the valid and binding agreement of the other Parties hereto and thereto, constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     6.3 Absence of Conflicts. Except as set forth on the Purchaser Conflicts Schedule, and except for the notification requirements of the HSR Act, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated thereby by the Purchaser do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate any right, license or obligation under, (e) result in the creation of any Lien (except for any Permitted Encumbrances) upon the Acquired Assets under or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Entity under, the provisions of the limited partnership agreement of the Purchaser or any indenture, mortgage, loan agreement, license or other material agreement or instrument to which the Purchaser is a party, or any law, statute, rule or regulation to which the Purchaser is subject or any judgment, order or decree to which the Purchaser is subject; provided, that each of the aforementioned prohibitions shall not include any such prohibitions that would not reasonably be expected to result in a Purchaser Material Adverse Effect.
     6.4 Litigation. As of the date of this Agreement, there are Claims pending or, to the Knowledge of the Purchaser, threatened against or affecting the Purchaser at law or in equity, or before or by any Governmental Entity (including, without limitation, any Claims with respect to the transactions contemplated by this Agreement) which would adversely affect the Purchaser’s performance under this Agreement and the other Transaction Documents to which the Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.
     6.5 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser to which either of the Sellers could become liable or otherwise obligated.
     6.6 Availability of Funds. At Closing, the Purchaser will have sufficient cash, available lines of credit or other sources of immediately available funds or written commitments for the foregoing to enable it to pay the Purchase Price and all other amounts to be paid by it under this Agreement. The consummation of the transactions contemplated hereunder, including the Purchaser’s payment of the Purchase Price and all other amounts due under this Agreement, will not render the Purchaser insolvent or otherwise jeopardize the Purchaser’s ability to pay its debts as they come due in the normal course.
     6.7 HSR Act. As of the date of this Agreement, the Purchaser does not have any Knowledge of any fact or circumstance that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable Antitrust Law.

ARTICLE VII
TERMINATION
     7.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written consent of 7-Eleven and the Purchaser;
          (b) by either 7-Eleven or the Purchaser:
               (i) in the event of a breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which (A) would give rise to the failure of a condition to the Closing hereunder and (B) cannot be or has not been cured within the lesser of 30 days or the occurrence of the Termination Date (the “Cure Period”) following receipt by the breaching party of written notice of such breach from the other Party hereto; provided, however, that there shall be no Cure Period for the Purchaser’s failure to enter into the Replacement Vault Cash Facility on or prior to the Closing Date or for the Purchaser’s failure to obtain all funds on or prior to the Closing Date necessary to pay the Cash Portion and all fees and expenses related to the transactions contemplated by this Agreement and the other Transaction Documents (either of which failures shall constitute a material breach hereunder);
               (ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree or ruling the Parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or
               (iii) if the Closing shall not have occurred by the later of 5:00 p.m. Central Time on July 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (iii) shall not be available to either Party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.
     7.2 Effect of Termination; Specific Performance.
          (a) Subject to the provisions of Section 7.2(b) and 7.2(c) below, in the event of a termination of this Agreement by either the Sellers or the Purchaser as provided above, there shall be no liability on the part of either the Purchaser or the Sellers with respect to this Agreement, except for liability arising out of a breach of this Agreement. Article I, Article VII, Section 9.5 and Article X shall survive the termination of this Agreement.
          (b) The Parties hereby agree that the Sellers shall be entitled to receive as the Sellers’ sole and exclusive remedy and recourse, liquidated damages in an amount equal to $2,500,000 if (i) the Purchaser and the Sellers terminate this Agreement in accordance with Section 7.1(b)(i) or (ii) either Sellers or Purchaser terminates pursuant to Section 7.1(b)(iii), while (a) the Purchaser is in breach of any representation, warranty, covenant or agreement contained in this Agreement, (b) the condition set forth in Section 3.2(d) is unsatisfied and not waived by the Purchaser or (c) any of the conditions of Section 3.3 are unsatisfied and not waived by Seller.
          (c) The Parties hereby agree that if the Sellers breach any covenant or agreement contained in this Agreement and such breach has not been waived in writing by the Purchaser, it would be difficult to determine the entire cost, damage or injury which the Purchaser would sustain. The Sellers acknowledge that if they breach any covenant or agreement contained in this Agreement prior to Closing, the Purchaser may have no adequate remedy at law. In that event, the Purchaser shall have the right, in addition to the right to terminate this Agreement pursuant to Section 7.1(b)(i) and any other rights that may be available to it, to obtain in any court of competent jurisdiction equitable relief to compel specific performance by the Sellers or its Affiliates of one or more of their obligations under this Agreement (any requirements for posting of bonds are hereby expressly waived).
     7.3 Return of Documentation. Following a termination of this Agreement in accordance with Section 7.1, the Purchaser shall (a) return all agreements, documents, contracts, agreements, instruments, books, records, materials and all other information relating to the Business, the Assumed Contracts and the Assumed Liabilities provided to the Purchaser by the Sellers or any of its representatives (and the provisions of the Confidentiality Agreement shall apply to all such materials) and (b) destroy all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by the Purchaser or its respective Affiliates or representatives (including in electronic form) that refer to, relate to, discuss, contain or are based on, in whole or in part, any information or documentation set forth in clause (a).
ARTICLE VIII
INDEMNIFICATION AND RELATED MATTERS
     8.1 Survival. All representations and warranties set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive for a period of eighteen (18) months from and after the Closing Date, provided that the representations and warranties set forth in Sections 5.1, 5.2, 5.3 (but only with respect to clause (a) thereof), 6.1, 6.2 and 6.3 shall survive until the expiration of the applicable statute of limitations (such date, the “Applicable Limitation Date”). The covenants and agreements of the Parties set forth in this Agreement, to the extent that, by their terms, they are to be performed or complied with (a) prior to the Closing Date, shall expire at the Closing and (b) after the Closing, shall expire in accordance with their terms and on the expiration of all applicable statutes of limitations affecting such covenant or agreement. If a claim for indemnification is made in accordance this Article VIII before the applicable survival period set forth in this Section 8.1, then (notwithstanding the survival period) the representation, warranty, covenant or agreement applicable to such claim will survive until the resolution of such claim by final, nonappealable judgment or settlement.
     8.2 Indemnification.
          (a) Subject to the limitations contained herein, from and after the Closing, the Sellers shall, jointly and severally, indemnify the Purchaser and each of its officers, directors,

stockholders, employees, agents, representatives, Affiliates, successors and assigns (collectively, the “Purchaser Parties”) from and against any and all Claims arising in favor of or brought by any of the Purchaser Parties, or by any Governmental Entity or any other third party, based upon, in connection with, relating to or arising out of:
               (i) the breach of any representation or warranty (which breach has not been previously waived in writing by the Purchaser) made by the Sellers contained in this Agreement or any certificate delivered by the Sellers to the Purchaser with respect thereto in connection with the Closing;
               (ii) the breach of any covenant or agreement (which breach has not been previously waived in writing by the Purchaser) made by the Sellers contained in this Agreement or any certificate delivered by the Sellers to the Purchaser with respect thereto in connection with the Closing; or
               (iii) any Excluded Liabilities.
          (b) The indemnification provided for in Section 8.2(a) is subject to the following limitations:
               (i) The Sellers will be liable to the Purchaser Parties with respect to Claims referred to in Section 8.2(a)(i) only if the Purchaser gives the Sellers written notice thereof on or prior to the Applicable Limitation Date;
               (ii) The Sellers shall not be liable to indemnify and hold harmless the Purchaser Parties with respect to Claims referred to in Section 8.2(a)(i) until the Purchaser Parties have first suffered, sustained or incurred aggregate losses with respect to claims referred to in Section 8.2(a)(i) in excess of $1,000,000 (the “Loss Threshold”) at which point the Sellers will be liable to indemnify the Purchaser Parties and hold them harmless from and against all such Claims in excess of the Loss Threshold, subject to the limitations on recovery and recourse set forth in this Section 8.2; and
               (iii) The aggregate amount of all payments made by the Sellers in satisfaction of claims for indemnification pursuant to Section 8.2(a) and any Known Breaches shall not exceed $13,000,000 (the “Cap”).
So long as the Purchaser delivers written notice of a Claim to the Sellers no later than the Applicable Limitation Date, the Sellers shall be required to indemnify the Purchaser Parties (subject to the conditions and limitations contained herein) regardless of when incurred. Notwithstanding the foregoing, in the event that the Purchaser delivers written notice of Known Breaches to the Sellers prior to Closing as set forth in Section 3.2(a), but still consummates the transactions contemplated hereunder, the Purchaser shall be entitled to indemnification with respect to any such Known Breach without regard to any of the limitations set forth in Section 8.2(b)(ii).
          (c) From and after the Closing, the Purchaser shall indemnify, protect, defend, pay and hold harmless each Seller and each of the Seller Parties from and against any and all

Claims arising in favor of or brought by any of the Sellers Parties, or by any Governmental Entity or any other third party, based upon, in connection with, relating to or arising out of:
               (i) the breach of any representation or warranty (which breach has not been waived in writing by the Sellers) made by the Purchaser contained in this Agreement or any certificate delivered by the Purchaser to either Seller with respect thereto in connection with the Closing;
               (ii) the breach of any covenant or agreement (which breach has not been waived in writing by the Sellers) made by the Purchaser contained in this Agreement or any certificate delivered by the Purchaser to either Seller with respect thereto in connection with the Closing; or
               (iii) any Assumed Liabilities.
          (d) The indemnification provided for in Section 8.2(c) is subject to the following limitations:
               (i) The Purchaser will be liable to the Seller Parties with respect to Claims referred to in Section 8.2(c)(i) only if either Seller gives the Purchaser written notice thereof on or prior to the Applicable Limitation Date.
               (ii) The Purchaser shall not be liable to indemnify and hold harmless the Seller Parties with respect to Claims referred to in Section 8.2(c)(i) until the Seller Parties have first suffered, sustained or incurred aggregate losses with respect to claims referred to in Section 8.2(c)(i) in excess of the Loss Threshold, at which point the Purchaser will be liable to indemnify the Seller Parties and hold them harmless from and against all such Claims in excess of the Loss Threshold, subject to the limitations on recovery and recourse set forth in this Section 8.2;
               (iii) The aggregate amount of all payments made by the Purchaser in satisfaction of claims for indemnification pursuant to Section 8.2(c) shall not exceed the Cap.
So long as either Seller delivers written notice of a Claim to the Purchaser no later than the Applicable Limitation Date, the Purchaser shall be required to indemnify the Seller Parties (subject to the conditions and the limitations contained herein) regardless of when incurred.

          (e) A person entitled to indemnification under this Agreement (an “Indemnified Person”) shall give prompt written notice to any Person who is obligated to provide indemnification under this Agreement (an “Indemnifying Party”) of the commencement or assertion of any Claim by a third party (collectively, a “third-party action”) in respect of which such Indemnified Person shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that such Indemnifying Party may have to such Indemnified Person under this Article VIII unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:
               (i) The Indemnified Person shall be entitled, at its own expense, to participate in the defense of such third-party action; provided, however, that the Indemnifying Party shall be required to pay the attorneys’ fees of the Indemnified Person only if (A) the employment of separate counsel shall have been authorized in writing by any Indemnifying Party in connection with the defense of such third-party action, (B) the Indemnified Person’s counsel shall have advised the Indemnified Person in writing, with a copy delivered to the Indemnifying Party, that there may be material defenses available to such Indemnified Person that are different from or in addition to those available to the Indemnifying Party or (C) the Indemnified Person’s counsel shall have advised the Indemnified Person in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel;
               (ii) The Indemnifying Party shall obtain the prior written approval of the Indemnified Person before entering into or making any settlement, compromise, admission or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Person;
               (iii) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Person of a release from all liability in respect of such third-party action; and
               (iv) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Person shall be entitled to have sole control over, the defense or settlement, compromise, admission or acknowledgment of any third-party action (A) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (B) to the extent the third-party action seeks an order, injunction or other equitable relief against the Indemnified Person which, if successful, would materially adversely affect the business, operations, assets or financial condition of the Indemnified Person; provided, however, that the Indemnified Person shall make no settlement, compromise, admission or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

          (f) The obligation of the Indemnifying Party to indemnify any Indemnified Party against any Claim arising under this Article VIII shall be reduced by the amount of any insurance proceeds receivable by the Indemnified Person.
          (g) To the extent it is determined (either by a final nonappealable judgment by a court of competent jurisdiction or by mutual written agreement of the Parties) that the Purchaser is entitled to indemnification pursuant to this Article VIII following the operation of the procedures set forth in subsection (c) above, if the Sellers have not made payment of such amount within 10 calendar days of such judgment or agreement, any amounts payable in respect of such indemnification may be offset by the Purchaser against any payment obligations of Purchaser under the Placement Agreement.
          (h) For purposes of determining whether a Seller or the Purchaser shall be required to indemnify a Purchaser Party or a Seller Party, respectively, each representation and warranty contained in this Agreement for which indemnification can be or is sought hereunder shall be read (including for purposes of determining whether a breach of such representation or warranty has occurred) without regard to materiality (including a Seller Material Adverse Effect or a Purchaser Material Adverse Effect) qualifications that may be contained therein.
          (i) Each Purchaser Party, Seller and Indemnified Person shall take and shall cause their respective Affiliates to take reasonable steps to mitigate and otherwise minimize the losses arising from any Claim upon and after becoming aware of any event which would reasonably be expected to give rise to any Claim.
          (j) Each of the Sellers and the Purchaser acknowledges and agrees that, after the Closing, notwithstanding any other provision of this Agreement to the contrary, the sole and exclusive remedy of the Purchaser Parties and the Seller Parties with respect to Claims or otherwise, including those set forth in Section 8.2, in connection with, arising out of or resulting from the subject matter of this Agreement and the transactions contemplated hereby shall be in accordance with, and limited solely to indemnification under, the provisions of this Article VIII.
          (k) The Sellers and the Purchaser shall treat any payments that the Purchaser or the Sellers receive pursuant to this Article VIII as an adjustment to or refund of the Purchase Price for federal Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Purchaser and the Sellers causes such payment not to be treated as an adjustment to or refund of the Purchase Price for federal Tax purposes.
          (l) Each Party shall cooperate, and cause their respective Affiliates and representatives to cooperate in the defense or prosecution of any third-party action and shall furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.
          (m) No Party shall be liable for any punitive, special, indirect or consequential damages or lost profits arising out of, based upon or resulting from the transactions contemplated by this Agreement or any breach of any representation or warranty in this Agreement, unless such damages are awarded in connection with a Claim by a third party.
ARTICLE IX
ADDITIONAL AGREEMENTS
     9.1 Continuing Assistance. Subsequent to the Closing, the Sellers and the Purchaser (at their own cost) shall assist each other (including making records available) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as any audits or litigation that ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.
     9.2 Tax Matters.
          (a) Apportionment of Ad Valorem and Property Taxes.
               (i) All ad valorem taxes, real property taxes, personal property taxes and similar obligations (“Property Taxes”) attributable to the Acquired Assets with respect to the tax period in which the Closing Date occurs shall be apportioned as of the Closing Date among the Sellers and the Purchaser determined by prorating such Property Taxes on a daily basis over the entire tax period. For purposes of this Agreement, “prorated” or prorating” shall mean the allocation to each of the Sellers and the Purchaser, as the case may be, of the portion of the Property Taxes equal to the amount of such Property Taxes multiplied by a fraction, the numerator of which is the number of calendar days that the Acquired Assets were owned by the Sellers or the Purchaser, as the case may be, and the denominator of which is the number of calendar days in the year in question.
               (ii) The Sellers have or will have rendered and will pay to the taxing authorities all Property Taxes that are required to be rendered prior to the Closing on the Acquired Assets for the calendar year ending December 31, 2007. The Purchaser shall render and pay or cause to be paid to the taxing authorities all Property Taxes that are required to be rendered subsequent to the Closing on the Acquired Assets for the calendar year ending December 31, 2007. The Purchaser and the Sellers hereby agree that the aggregate amount of Property Taxes due and payable on the Acquired Assets for the calendar year ending December 31, 2007 is $882,978 and liability for such amount shall be prorated between the Sellers and the Purchaser. The Sellers shall send to the Purchaser a statement setting forth such proration of the Property Taxes as of the Closing Date. Any amounts paid or estimated to be paid to the taxing authorities in respect of Property Taxes by each of the Sellers and the Purchaser shall be credited to the amount owed to the other party in respect of such prorated amount of Property Taxes. At Closing, either the Sellers or the Purchaser, as appropriate, shall pay to the other party the balance of any amounts due in respect of prorated Property Taxes over and above such credited amounts.
          (b) Transfer Taxes. The Purchaser shall be responsible for and shall pay (or remit to the Sellers for payment if required by applicable legal requirements) all transfer,

documentary, sales, use, stamp, recording, registration, and other similar Taxes and fees (including any penalties and interest thereon), if any, required to be paid in connection with the sale of the Acquired Assets pursuant to this Agreement.
     9.3 Public Announcements. Unless otherwise permitted by this Agreement, the Sellers and the Purchaser and their Affiliates shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other, except as may be required by applicable law or by obligations pursuant to any listing agreement with any domestic or foreign securities exchange or with the NASD, in which case the Party proposing to issue such press release or make such public statement or disclosure shall use commercially reasonable efforts to consult with the other Party before issuing such press release or making such public statement or disclosure. Notwithstanding the foregoing, the Parties acknowledge that a joint press release will be issued at Closing, and will reasonably cooperate in preparing such press release.
     9.4 Further Transfers. The Sellers shall execute and deliver such further instruments of conveyance and transfer and take such additional action as the Purchaser may reasonably request to effect, consummate, confirm or evidence the transfer to the Purchaser of the Acquired Assets and any other transactions contemplated hereby. The Purchaser shall execute and deliver such further instruments of conveyance and transfer and take such additional action as the Sellers may reasonably request to effect, consummate, confirm or evidence the transfer to the Purchaser of the Acquired Liabilities and any other transactions contemplated hereby.
     9.5 Expenses. Except as otherwise provided herein, the Sellers and the Purchaser shall pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of their obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.
     9.6 Restrictive Covenants.
          (a) Non-Competition. From and after the Closing until the expiration of the term of the Placement Agreement, and any extensions thereto, the Sellers shall not, and shall cause each of their respective then-current majority-owned subsidiaries and each of their respective then-current employees (collectively, the “Non-Competition Group”) not to, engage in any Competing Business. The Sellers hereby agree that the Sellers shall not, and shall cause members of the Non-Competition Group not to, take any action, directly or indirectly, intended to enable it to avoid its obligations under this Section 9.6. For purposes of this Agreement, the term “Competing Business” means the business of owning or operating ATM Kiosks or Vcom Kiosks outside of 7-Eleven stores and within the United States of America. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Sellers or members of the Non-

Competition Group from owning securities of any corporation which are either traded on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc.; provided, that (i) the Sellers or members of the Non-Competition Group are not deemed to be an “affiliate” of such entity as such term is used in Rule 145 under the Securities Act of 1933, and (ii) the Seller and members of the Non-Competition Group do not own or hold more than five percent (5%) of any voting securities of such entity.
          (b) Mutual Non-Solicitation. During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, none of the Parties shall directly or indirectly through another Person (i) induce or attempt to induce any employee of the other Party who, during the course of employment with such Party or its Subsidiaries, has had as his or her primary responsibility to work in the Business (each, an “Employee”) to leave the employ of such Party or in any way interfere with the relationship between such Party and any Employee thereof, (ii) hire any person who is or has been an Employee for the other Party within the previous 180 days or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the other Party (whose relation is primarily related to the Business) to cease doing business with such Party, or materially and adversely interfere with the relationship between any such customer, supplier, licensee or business relation and such Party; provided, however, that notwithstanding anything contained in this Section 9.6 to the contrary, no Party shall be deemed to be in breach of this Section 9.6 as the result of a solicitation through a general advertising campaign.
          (c) Remedy for Breach. The Parties acknowledge and agree that in the event of a breach by the other Party of the provisions of Section 9.6, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Sellers, the Purchaser and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages. The restrictions in this Section 9.6 are severable and separate, and the unenforceability of any specific limitation or restriction shall not affect any other limitation or restriction. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties hereto that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.
     9.7 Vault Cash and Replacement Vault Cash Facility. The cash located in each of the ATM Kiosks and Vcom Kiosks that is owned by the Sellers is referenced herein as the “Gap Cash”. The cash located in each of the ATM Kiosks and Vcom Kiosks that is owned by Wells Fargo Bank, N.A. (“Wells Fargo”) is referenced herein as the “Vault Cash” and has been placed in the ATM Kiosks and Vcom Kiosks pursuant to the Cash Purchase Agreement between Wells Fargo and the Sellers. In no event will the Vault Cash constitute any part of the Acquired Assets. Prior to the Closing, the Purchaser shall negotiate and enter into an arrangement or contract with a financial institution to provide Vault Cash from and after the Closing (the “Replacement Vault Cash Facility”) such that at no time shall there be an interruption in the provision of Vault Cash to the Business.

     9.8 Employee Matters. The Sellers have provided to the Purchaser as of the date hereof a list of employees of the Sellers associated with the Business setting forth the status of such employees and their compensation, who will be full-time, active employees on the Closing Date, including those on temporary leave for jury duty, family and short-term medical leave, vacation or military duty. Within thirty (30) days of the date hereof, the Purchaser shall provide to Sellers a list of such employees to whom the Purchaser would like to consider for employment (the “Employee List”), and the Purchaser shall have the right to contact and negotiate potential terms of employment with the individuals on the Employee List. Employees of the Sellers who accept offers of employment with Purchaser and become employees of Purchaser at the time of Closing shall be referred to herein as “Transferred Employees.” Employees of the Sellers not offered employment, or who decline employment, and Transferred Employees who do not report for work with Purchaser shall remain the responsibility of the Sellers. The Sellers shall also be responsible for any Liabilities arising from the termination of the Transferred Employees’ employment with the Sellers. Except as expressly provided otherwise herein, the terms of the Transferred Employees’ employment shall be upon such terms and conditions as the Purchaser, in its sole discretion, shall determine. The Purchaser shall count and credit each Transferred Employee’s years of service with the Sellers for purposes of eligibility to participate in any benefits generally available to Purchaser’s employees. This provision shall not be construed to create any third party beneficiaries nor to vest any rights in parties other than those signatories to this Agreement.
     9.9 Allocation of Purchase Price. Within 60 days of the date of this Agreement, the Purchaser and the Sellers shall negotiate in good faith and mutually agree on a schedule (the “Purchase Price Allocation Schedule”) of the allocation (the “Allocation”) of the Purchase Price and the Assumed Liabilities among the Acquired Assets pursuant to the provisions of Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Upon any adjustment of the Purchase Price pursuant to this Agreement, the Parties shall amend the allocation as provided in Treasury Regulation Section 1.1060-1. The Sellers and the Purchaser shall not take any position on their respective Tax returns that is inconsistent with the Allocation of the Purchase Price as set forth in the Purchase Price Allocation Schedule, as amended. The Sellers and the Purchaser shall duly prepare and timely file Internal Revenue Service Form 8594 and any comparable state, local or foreign forms (including any successor forms) (collectively the “1060 Forms”) and any required attachments thereto required under Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of state, local, or foreign law in accordance with the Allocation among the Assets as set forth in the Purchase Price Allocation Schedule, as amended. The Parties shall cooperate in the preparation of any 1060 Forms and shall file such 1060 Forms in the manner required by applicable law.
     9.10 Third Party Consents. As set forth in Section 4.2(d), the Sellers are obligated to use their commercially reasonable efforts to obtain the consent or approval from any Person that is a counterparty to a contract identified in the Required Consent Schedule, and the Purchaser’s obligation to close is conditioned upon the receipt of such consents; provided, that in no event shall the Sellers be required to make any expenditure of money or amend the terms of any other agreement between the Sellers and such counterparty to obtain such consent or approval. To the extent that any such consents (or any similar third-party consents not listed on the Required Consent Schedule) have not been obtained as of the Closing, this Agreement and any document delivered pursuant hereto will not constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a breach of an Assumed Contract or would give rise to a valid right of termination thereof and, notwithstanding any provision in this Agreement to the contrary, such Assumed Contract shall not be deemed an Acquired Asset. If any such third-party consent has not be obtained on or prior to the Closing Date, the Sellers shall cooperate, at the Purchaser’s expense, with the Purchaser to establish a reasonable arrangement designed to provide the Purchaser with the benefits and burdens of any such Assumed Contract, including appointing the Purchaser to act as its agent to perform all of the Sellers’ obligations under such Assumed Contract and to collect and promptly remit to the Purchaser all compensation received by the Sellers pursuant to such Assumed Contract and to enforce, for the account and benefit of the Purchaser, any and all rights of the Sellers against any other person arising out of the breach or cancellation of such Assumed Contract by such other person or otherwise (any and all of which arrangements shall constitute, as between the Parties hereto, a deemed assignment or transfer); provided, that from and after Closing, the Sellers shall have no liability to the Purchaser in the event that any Assumed Contract requiring consent to assignment hereunder (or which by its terms is non-assignable) is terminated.
     9.11 Bulk Sales Law. The Purchaser hereby waives compliance by the Sellers with the requirements of any bulk sales or fraudulent conveyance statute. The Seller will bear any loss, liability, obligation or cost suffered by the Seller or the Purchaser as a result of the Parties’ noncompliance with any provision of any bulk sales law which is applicable to the transfer of the Acquired Assets pursuant to this Agreement.
ARTICLE X
MISCELLANEOUS
     10.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided, that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by an authorized officer of the Purchaser and the Sellers. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.
     10.2 Notices. All notices, requests, demands and determinations under this Agreement (other than routine operational communications) shall be in writing and shall be deemed duly delivered (a) when delivered by hand, (b) one day after being given to a nationally recognized overnight delivery service with a reliable system for tracking delivery, (c) when sent by confirmed facsimile with a copy sent by another means specified in this Section 10.2, or (d) six days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

Notices to the Sellers:	with a copy to:

7-Eleven, Inc. One Arts Plaza 1722 Routh Street, Suite 1000 Dallas, Texas 75201 Attn: General Counsel Fax: 972.828.7119	Vinson & Elkins L.L.P. 2001 Ross Avenue, Suite 3700 Dallas, Texas 75201 Attention: Jeffrey A. Chapman Fax: 214.999.7797 Attention: David L. Babin, Jr. Fax: 214.999.7808

Notices to the Purchaser:	with a copy to:

Cardtronics, LP	Locke Liddell & Sapp LLP
3110 Hayes Road, Suite 300	600 Travis, Suite 3400
Houston, Texas 77082	Houston, Texas 77002
Attention: Michael E. Keller	Attention: Gregory C. Hill
Fax: 281.892.0102	Fax: 713.223.3717
     10.3 Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Sellers (other than to any Affiliate of the Sellers) without the prior written consent of the Purchaser or by the Purchaser without the prior written consent of the Sellers; provided, however, that the Purchaser may assign its rights under this Agreement for collateral security purposes to any lender providing financing to the Purchaser.
     10.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
     10.5 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any person.
     10.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.
     10.7 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

     10.8 Counterparts. This Agreement may be executed in multiple counterparts (including by means of facsimile signature pages), each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
     10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding laws that might otherwise govern under applicable principles of conflicts of laws. The Parties hereby irrevocably submit to the jurisdiction of any state or federal court in Dallas County, Texas with respect to any action or proceeding arising out of or relating to this Agreement. The Parties hereby consent to and grant to any such court jurisdiction over the persons of such Parties and over the subject matter of any such dispute and agree that delivery or mailing of any process or other papers in the manner provided herein, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.
     10.10 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.
     10.11 Director and Officer Liability. Except to the extent that they are a Party hereto, the past, present or future directors, officers, employees and stockholders of either of the Sellers and any of their respective Affiliates shall not have any personal liability or obligation arising under this Agreement.
     10.12 Disclosure Generally. The inclusion of (a) any information in any section of the Sellers Disclosure Schedule shall not be deemed to be an admission or acknowledgment by the Sellers, in and of itself, that such information is required by the terms hereof to be disclosed or is material to the Business and (b) any information in any section of the Purchase Disclosure Schedule shall not be deemed to be an admission or acknowledgment by the Purchaser, in and of itself, that such information is required by the terms hereof to be disclosed. The Sellers Disclosure Schedule and the Purchaser Disclosure Schedule shall each be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

     IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

CARDTRONICS, LP
By:	/s/ Jack M. Antonini
Name:	Jack M. Antonini
Title:	President & CEO

7-ELEVEN, INC.
By:	/s/ Stanley W. Reynolds
Name:	Stanley W. Reynolds
Title:	Senior Vice President and Chief Financial Officer

ATTEST:
/s/ Shawn E. Shearer
Shawn E. Shearer
Assistant Secretary

VCOM FINANCIAL SERVICES, INC.
By:	/s/ Stanley W. Reynolds
Name:	Stanley W. Reynolds
Title:	Senior Vice President and Chief Financial Officer of 7-Eleven, Inc. and Authorized Signer on Behalf of Vcom Financial Services, Inc.

ATTEST:
/s/ Shawn E. Shearer
Shawn E. Shearer
Assistant Secretary